Exhibit 10.19

Execution Copy

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of June 24, 2026 by and between Robert Scott (“Executive”) and Blockfusion Digital Infrastructure, Inc. (the “Company”).

WHEREAS, the Company, Blue Acquisition Corp., Atlas I Merger Sub, Atlas Merger Sub, Inc., and Blockfusion USA, Inc. have entered into a Business Combination Agreement and intend to effectuate the transactions contemplated thereby (the “Merger”); and

WHEREAS, the Company desires to employ Executive as its General Counsel pursuant to the terms and conditions set forth in this Agreement following the closing of the Merger (the date on which such closing occurs, the “Closing Date”), subject to and contingent upon the closing of the Merger, and effective as of the Closing Date (such date on which this Agreement becomes effective, the “Effective Date”), and Executive desires to accept such employment on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment Term. The parties enter into this Agreement to set forth the terms and conditions of Executive’s employment with the Company. This Agreement supersedes and replaces any prior offer letter or agreement relating to Executive’s employment, if any, as of the Effective Date. Executive’s employment with the Company shall commence on the Effective Date and continue until terminated in accordance with Section 7 (such period of employment, the “Term”).

2. Employment Duties. During the Term, Executive shall have the title of General Counsel of the Company, and shall have such duties, authorities and responsibilities as are consistent with such position and as the Board of Directors of the Company (the “Board”) may designate from time to time. Executive shall report to the Chief Executive Officer of the Company. Executive’s primary location shall be in New York City. Executive shall devote Executive’s full working time and attention and Executive’s best efforts to Executive’s employment and service with the Company and shall perform Executive’s services in a capacity and in a manner consistent with Executive’s position for the Company; provided that this Section 2 shall not be interpreted as prohibiting Executive from (i) managing Executive’s personal investments (so long as such investment activities are of a passive nature), (ii) engaging in charitable or civic activities, (iii) participating on boards of directors or similar bodies of non-profit organizations, (iv) continuing to serve on the boards of directors (or similar governing bodies) of any private companies on which Executive serves as of the Effective Date, or (v) maintaining Executive’s partnership interest in, and performing such activities as may be required in connection with, Hand Baldachin & Associates LLP, in each case of (i) – (v), so long as such activities do not, individually or in the aggregate, (A) materially interfere with the performance of Executive’s duties and responsibilities hereunder, (B) create a fiduciary conflict, or (C) result in a violation of Section 12 of this Agreement. The Company acknowledges and agrees that Executive may be publicly identified in connection with the roles and activities described in clauses (iv) and (v) above, including on the websites, marketing materials, and public disclosures of the applicable entities, and such identification shall not constitute a breach of any provision of this Agreement. If requested, Executive shall also serve as an executive officer and/or member of the Board or the board of directors (or similar governing body) of any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company (an “Affiliate”) without any additional compensation. Executive acknowledges and agrees that Executive will comply in all material respects with all material written Company policies.

3. Base Salary. During the Term, the Company shall pay Executive a base salary at an annual rate of $450,000, payable in accordance with the Company’s normal payroll practices for employees as in effect from time to time. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.” The Base Salary shall be subject to annual review by the Board (or its Compensation Committee (the “Committee”)).

4. Incentive Compensation.

(a) Annual Bonus. With respect to each fiscal year during the Term, Executive shall be eligible to earn an annual cash bonus with a target of seventy percent (70%) of Executive’s Base Salary (the “Annual Bonus”), based on the achievement of specific performance metrics, targets, and goals to be established and communicated by the Board or the Committee during the first fiscal quarter of the applicable fiscal year. All determinations as to whether any Annual Bonus is earned and payable shall be made by the Board or the Committee in its or their sole discretion. In the event that an Annual Bonus is payable by the Company in a given year, such Annual Bonus shall generally be paid in the first regularly scheduled payroll date after the approval and certification of the Company’s performance results by the Board or the Committee, as applicable, but in no event later than two and one-half (2.5) months following the end of the Company’s fiscal year to which the Annual Bonus relates. Notwithstanding anything to the contrary, the Board and/or Committee, as applicable, shall retain full authority to adjust, amend, or modify the performance metrics, targets, or timing of payments in its discretion, provided that any such adjustments shall be communicated to Executive in writing.

(b) Long-Term Incentive. Executive shall be eligible to receive a one-time award of restricted stock units (“RSUs”) consisting of 366,308 shares of Company common stock, (the “One-Time RSU Award”), subject to the terms and conditions of the Blockfusion Digital Infrastructure, Inc. 2026 Stock Incentive Plan, as amended from time to time (the “Stock Incentive Plan”). The One-Time RSU Award shall vest in sixteen (16) equal quarterly installments of one-sixteenth on each of the sixteen quarterly anniversaries following the vesting commencement date, which will be January 1, 2026, subject to Executive’s continued employment through each applicable vesting date. If Executive’s employment terminates before a vesting date, any unvested portion of the One-Time RSU Award shall be immediately forfeited unless otherwise provided in Section 8 of this Agreement or in the applicable award agreement. Executive shall also be eligible to participate in the Stock Incentive Plan and receive subsequent long-term incentive awards thereunder. The Board or the Committee will determine in its discretion the terms of any equity award in accordance with the terms of the Stock Incentive Plan as in effect from time to time.

5. Executive Benefits.

(a) Health and Welfare. During the Term, Executive and Executive’s eligible dependents shall be eligible to participate in the Company’s medical, dental, vision and other health and welfare benefit plans provided to similarly situated senior executives, subject to the terms of such plans. The Company will provide a private-equivalent level of medical coverage through the Company’s group health plan offerings, with employer and employee premium contributions consistent with those applicable to senior executives, except as otherwise required by law. The Company reserves the right to amend any employee benefit plan, policy, program or arrangement from time to time, or to terminate such plan, policy, program or arrangement, consistent with the terms thereof at any time and for any reason without providing Executive with notice.

(b) Fringe Benefits, Perquisites, and Paid Time Off. During the Term, Executive shall be entitled to participate in all fringe benefits and perquisites made available to similarly situated executives of the Company, such participation to be at levels, and on terms and conditions, that are commensurate with his position and responsibilities at the Company and that are no less favorable than those applicable to similarly situated executives of the Company. Notwithstanding the foregoing, Executive shall be entitled to the following fringe benefits, which, together with any other fringe benefits and perquisites made available to Executive, shall not exceed $100,000 in the aggregate in any given fiscal year:

(i) Automobile Allowance or Company Vehicle: Executive shall receive a monthly automobile allowance, inclusive of lease or financing costs, insurance, maintenance, fuel, parking, etc., or, at Executive’s election, a Company-provided vehicle of comparable value.

(ii) Home Office and Remote Work Allowance: Executive shall receive a monthly home office and remote work allowance to cover expenses reasonably related to Executive’s performance of duties, including office build-out, furnishings, information technology equipment, connectivity, cybersecurity services, utilities allocable to business use, and related professional services.

(iii) Club, Wellness, and Professional Memberships: Executive shall receive reimbursement or direct payment for club, athletic, and wellness, and professional organization memberships reasonably related to Executive’s health, productivity, business development, or professional standing.

(iv) Tax, Accounting, and Financial Advisory Services: Executive shall receive Company-paid tax preparation, tax planning, accounting, and financial advisory services provided by top-tier firms with demonstrated expertise in executive compensation, equity compensation, public-company reporting, and cross-border taxation, subject to Company policy, applicable law, and in all cases, reasonable and customary market rates.

(v) Executive Health and Preventive Care: Executive shall receive Company-paid annual executive physicals and preventive healthcare assessments at nationally or internationally recognized medical institutions, including related diagnostics, consultations, and reasonable travel expenses.

(vi) Communications and Technology: Executive shall receive a premium Company-paid mobile phone plan, including international roaming, multiple devices, data plans, accessories, and related equipment, together with Company-paid home and mobile broadband services reasonably required for the performance of Executive’s duties.

In addition, Executive shall be eligible for paid time off (“PTO”) per each calendar year in accordance with the Company’s vacation and PTO policy for similarly situated executives, inclusive of vacation days and sick days and excluding standard paid Company holidays, in the same manner as PTO days for similarly situated executives of the Company generally accrue.

6. Travel and Expense Reimbursement. Executive may from time-to-time be required to travel in connection with the performance of Executive’s services, as determined by the Board. Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, travel, lodging, and entertainment expenses incurred in connection with the performance of Executive’s duties. Reimbursement shall be made in accordance with the Company’s expense reimbursement policies and procedures and subject to the submission of receipts or other documentation reasonably requested by the Board.

7. Termination of Employment. Executive’s employment during the Term may be terminated as follows:

(a) Automatically in the event of the death of Executive;

(b) At the option of the Company, by written notice to Executive or Executive’s personal representative in the event of the Disability of Executive. As used herein, the term “Disability” shall mean Executive’s inability, with or without reasonable accommodation, to perform the essential duties, responsibilities, and functions of Executive’s position with the Company as a result of any mental or physical disability or incapacity for a length of time that the Company determines is sufficient to satisfy such obligations as it may have to provide leave under applicable family and medical leave laws and/or “reasonable accommodation” under applicable federal, state or local disability laws. Family and medical leave or disability leave provided under federal, state or local law may be unpaid as per the requirements of such laws; provided, however, that Executive shall be entitled to such payments and benefits under the Company’s vacation, sick leave or disability leave programs as per the terms of such programs. The Company may terminate Executive’s active employment because of a Disability by giving written notice to Executive at any time effective at or within twenty (20) days after the end of the period of leave as may be required under the family and medical leave laws or under federal, state or local disability laws, but the Company shall retain Executive as an inactive employee if necessary to maintain Executive’s eligibility for any disability leave benefits. A reassignment, reduction or elimination of the duties defined in Section 2 because of Executive’s inability to perform such duties during any period of a disability leave or during the period Executive is designated as an inactive employee, or the appointment of a temporary or permanent replacement for Executive during any disability leave, shall not constitute Good Reason under Section 9(b) below.

(c) At the option of the Company for Cause, by delivering prior written notice to Executive;

(d) At the option of the Company at any time without Cause, by delivering written notice of its determination to terminate to Executive;

(e) At the option of Executive for Good Reason; or

(f) At the option of Executive without Good Reason, upon thirty (30) days prior written notice to the Company (which the Company may, in its sole discretion, make effective earlier than the termination date provided in such notice; provided, however, that in such event, the Company shall have no obligation to pay Executive any compensation or benefits for any portion of the notice period following the accelerated termination date).

8. Payments Upon Termination of Employment.

(a) Termination by the Company Without Cause or by Executive For Good Reason. If Executive’s employment is terminated during the Term by the Company without Cause (excluding for death or Disability) or by Executive for Good Reason, subject to Section 8(d) of this Agreement and all applicable withholdings and deductions, Executive shall be entitled to:

(i) (A) within thirty (30) days following such termination (or such shorter period as required by applicable law), payment of Executive’s accrued and unpaid Base Salary through the date of termination, (B) reimbursement of expenses in accordance with Section 6 of this Agreement, and (C) all other vested employee benefits in accordance with the Company’s benefit plans, programs or policies (other than severance) and as required under law; and

(ii) an amount equal to Executive’s Base Salary, as in effect immediately prior to Executive’s date of termination, payable in substantially equal installments in accordance with the Company’s regular payroll practices as in effect from time to time for twelve (12) months following such termination, with the first payment to be made on the first regularly scheduled payroll date following the Release Effective Date (as defined in Section 8(d) herein), and such first payment shall include payment of any amounts that would otherwise be due prior thereto.

(iii) if Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse Executive for the monthly COBRA premium paid by Executive for Executive and Executive's eligible dependents. Such reimbursement shall be paid to Executive on the first payroll date of the month immediately following the month in which Executive timely remits the applicable premium payment. Executive shall be eligible to receive such reimbursement until the earliest of: (A) the eighteen (18) month anniversary of Executive’s date of termination; (B) the date Executive is no longer eligible to receive COBRA continuation coverage; and (C) the date on which Executive becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Section would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the parties agree to reform this provision in a manner as is necessary to comply with the ACA.

(iv) acceleration, on a pro-rata basis, of any outstanding unvested equity awards held by Executive as of the date of Executive’s termination, with the vested pro-rata portion of each such award determined by multiplying the total number of shares or units subject to the award by a fraction, the numerator of which is the number of days elapsed from the applicable date of grant through the date of Executive’s termination, and the denominator of which is the total number of days in the applicable vesting period; provided, however, that if an outstanding equity award is to vest and/or the amount of the equity award to vest is to be determined based on the achievement of performance criteria, then the pro-rata portion of such equity award shall vest assuming the performance criteria had been achieved at target levels for the relevant performance period(s), unless otherwise provided in the applicable award agreement.

(b) Termination by the Company Without Cause or by Executive For Good Reason Following a Change in Control. If Executive’s employment is terminated during the Term by the Company without Cause or by Executive for Good Reason during the ninety (90) day period preceding, or the twelve (12) month period following, a Change in Control (as defined in the Stock Incentive Plan), subject to Section 8(d) of this Agreement and all applicable withholdings and deductions, Executive shall be entitled to:

(i) The payments and benefits described under Sections 8(a)(i) and 8(a)(iii) of this Agreement;

(ii) an amount equal to Executive’s Base Salary, as in effect immediately prior to Executive’s date of termination, payable in substantially equal installments in accordance with the Company’s regular payroll practices as in effect from time to time for eighteen (18) months following such termination, with the first payment to be made on the first regularly scheduled payroll date following the Release Effective Date, and such first payment shall include payment of any amounts that would otherwise be due prior thereto;

(iii) an amount equal to one and a half times (1.5x) Executive’s target Annual Bonus for the fiscal year in which the termination occurs. Such amount shall be paid in a lump sum at the same time that annual performance bonuses are paid to the Company’s senior executives generally, and in no event later than two and one-half (2.5) months following the end of the Company’s fiscal year in which the termination occurs, subject to applicable withholding and deductions; and

(iv) acceleration of one hundred percent (100%) of Executive’s outstanding unvested equity awards on the date of Executive’s termination if any; provided, however, that if an outstanding equity award is to vest and/or the amount of the equity award to vest is to be determined based on the achievement of performance criteria, then the equity award will vest as to one hundred percent (100%) of the amount of the equity award assuming the performance criteria had been achieved at target levels for the relevant performance period(s), unless otherwise provide in the applicable award agreement.

(c) Other Terminations. If Executive’s employment is terminated (i) by the Company for Cause (as defined herein), (ii) by Executive due to a voluntary resignation (other than for Good Reason), or due to Executive’s death or Disability, then Executive (or Executive’s estate, as applicable) shall be entitled solely to receive the payments and benefits described under Section 8(a)(i) of this Agreement.

(d) Conditions to Payment. All payments and benefits due to Executive under this Section 8 which are not otherwise required by applicable law shall be payable only if Executive executes and delivers to the Company a separation agreement and general release of claims in a form provided by the Company, and such release is no longer subject to revocation (to the extent applicable), in each case, within sixty (60) days following termination of employment (the date such release becomes effective, the “Release Effective Date”). Failure to timely execute and return such release or the revocation of such release during the revocation period shall be a waiver by Executive of Executive’s right to severance (which, for the avoidance of doubt, shall not include any amounts required by law to be paid). In addition, Executive’s receipt of any severance benefits under this Section 8 shall be conditioned on Executive’s compliance with Sections 10, 11, 12 and 13 of this Agreement. For the avoidance of doubt, in the event of Executive’s death following his termination of employment without Cause or due to Good Reason but prior to payment of any payments to be made pursuant to Section 8(a) or Section 8(b), such payments shall be paid to Executive’s estate, provided that Executive’s estate executes and delivers to the Company a separation agreement and general release of claims as described in this Section 8(d).

(e) No Other Severance. Executive hereby acknowledges and agrees that, other than the severance benefits described in this Section 8, upon the effective date of the termination of Executive’s employment, Executive shall not be entitled to any other severance payments or benefits of any kind under any Company benefit plan, severance policy generally available to the Company’s employees or otherwise and all other rights of Executive to compensation under this Agreement shall end as of such date.

9. Definitions.

(a) “Cause” shall mean (i) Executive’s conviction of, or plea of guilty or no contest to, any indictable criminal offense or any other criminal offense involving fraud, misappropriation or moral turpitude, (ii) Executive’s continued failure to perform Executive’s duties hereunder or to follow the lawful direction of the Chief Executive Officer (for any reason other than illness or physical or mental incapacity) or a material breach of fiduciary duty, (iii) Executive’s theft, fraud, or dishonesty with regard to the Company or any of its Affiliates or in connection with Executive’s duties, (iv) Executive’s material violation of the Company’s code of conduct or similar written policies, including, without limitation, the Company’s sexual harassment policy, (v) Executive’s willful misconduct unrelated to the Company or any of its Affiliates which has, or is likely to have, a material negative impact on the Company or any of its Affiliates, whether economic or reputational, (vi) Executive’s gross negligence or willful misconduct that relates to the affairs of the Company or any of its Affiliates, (vii) Executive’s acceptance of any bribe, kickback or other unlawful payment or benefit from any customers, supplier, vendor or business partner of the Company or any of its Affiliates, (viii) Executive’s engagement in any paid employment or consulting activity for, or the provision of services to, any other business, individual, or entity without the prior written consent of the Board, except as expressly permitted under this Agreement or approved in writing by the Board, or (ix) Executive’s material breach of any provision of this Agreement or of any written restrictive covenant, confidentiality, or other agreement with the Company or any of its Affiliates, which, in each case, if curable (as determined by the Board in good faith), is not cured within thirty (30) days following written notice from the Company.

(b) “Good Reason” shall mean, without Executive’s prior written consent, the occurrence of any of the following events: (i) a material diminution in Executive’s duties, authority, or responsibilities (including reporting relationship) that is inconsistent with Executive’s position as described herein; (ii) any material reduction in Executive’s Base Salary or Annual Bonus opportunity (other than an across the board reduction that applies to all other senior executives of the Company on a proportionate basis up to 15%); (iii) a relocation of Executive’s principal place of employment by more than fifty (50) miles from its current location; or (iv) any other action or inaction that constitutes a material breach by the Company of this Agreement; provided, that no event shall constitute Good Reason unless (A) Executive has given the Company written notice of the termination, setting forth the conduct of the Company that is alleged to constitute Good Reason, within sixty (60) days following the occurrence of such event, (B) Executive has provided the Company at least sixty (60) days following the date on which such notice is provided to cure such conduct and the Company has failed to do so, and (C) Executive resigns no later than sixty (60) days following the expiration of such cure period.

10. Return of Company Property. Within ten (10) days following the effective date of Executive’s termination of employment for any reason, Executive or Executive’s personal representative shall return all property of the Company or any of its Affiliates in Executive’s possession, including, but not limited to, all Company-owned computer equipment (hardware and software), telephones, facsimile machines, tablet computers and other communication devices, credit cards, keys, security access cards or fobs, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company or any of its Affiliates, the Company’s or any of its Affiliates’ customers and clients or their respective prospective customers or clients.

11. Resignation as Officer or Fiduciary. Upon the effective date of any termination of Executive’s employment, Executive shall be deemed to have resigned from Executive’s position and, to the extent applicable, as an officer of the Company or any of its Affiliates and as a fiduciary of any Company benefit plan. On or immediately following the effective date of any such termination of Executive’s employment, Executive shall confirm the foregoing by submitting to the Company in writing a confirmation of Executive’s resignation(s).

12. Confidentiality; Non-Solicitation; Non-Competition; Assignment of Inventions.

(a) Confidential and Proprietary Information. Executive agrees that all materials and items produced or developed by Executive for the Company Group (as defined below) or obtained by Executive from the Company Group either directly or indirectly pursuant to this Agreement, shall be and remains the property of the Company Group. Executive acknowledges that Executive will, during Executive’s association with the Company, acquire, or be exposed to, or have access to, materials, data and information that constitute valuable, Confidential and Proprietary Information of the Company Group, including, without limitation, any or all of the following: business plans, practices and procedures, pricing information, sales figures, profit or loss figures, this Agreement and its terms, information relating to customers, clients, intellectual property, suppliers, technology, sources of supply and customer lists, research, technical data, trade secrets or know-how, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, policies, training manuals and similar materials used by the Company in conducting its business operations, personnel information of any Person employed by the Company, potential business combinations, and such other information or material as the Company may designate as confidential and/or proprietary from time to time (collectively hereinafter, the “Confidential and Proprietary Information”). Notwithstanding the foregoing, “Confidential and Proprietary Information” does not include information that is or becomes publicly available, other than information made publicly available by Executive or another person in violation of Executive’s obligations in this Section 12(a).

During Executive’s employment with the Company and at all times thereafter, Executive shall not, directly or indirectly, use, misuse, misappropriate, disclose or make known, without the prior written approval of the Board, to any party, firm, corporation, association or other entity, any such Confidential and Proprietary Information for any reason or purpose whatsoever, except as may be required in the course of Executive’s performance of Executive’s duties hereunder. In consideration of the unique nature of the Confidential and Proprietary Information, all obligations pertaining to the confidentiality and nondisclosure thereof shall remain in effect until the Company Group have released such information; provided that the provisions of this Section 12(a) shall not apply to the disclosure of Confidential and Proprietary Information to the Company’s Affiliates together with each of their respective shareholders, directors, officers, accountants, lawyers and other representatives or agents in furtherance of Executive’s duties hereunder, nor to a Protected Activity as defined in Section 12(b) below. In addition, it shall not be a breach of the confidentiality obligations hereof if Executive is required by applicable law to disclose any Confidential and Proprietary Information; provided that in such case, Executive shall (i) give the Company the earliest notice possible that such disclosure is or may be required and (ii) cooperate with the Company, at the Company’s expense, in protecting to the maximum extent legally permitted, the confidential or proprietary nature of the Confidential and Proprietary Information which must be so disclosed. Upon termination of Executive’s employment, Executive agrees that all Confidential and Proprietary Information, directly or indirectly, in Executive’s possession that is in writing or other tangible form (together with all duplicates thereof) will promptly (and in any event within ten (10) days following such termination) be returned to the Company and will not be retained by Executive or furnished to any person, either by sample, facsimile, film, audio or video cassette, electronic data, verbal communication or any other means of communication.

(b) Protected Activities. This Agreement shall not be construed or applied in a manner that limits or interferes with Executive’s right to discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that employees have reason to believe is unlawful, and, without notice to or authorization of the Company, (i) to communicate and cooperate in good faith with any self-regulatory organization or U.S. federal, state, or local governmental or law enforcement branch, agency, commission, or entity (collectively, a “Government Entity”) for the purpose of (A) reporting a possible violation of any U.S. federal, state, or local law or regulation, (B) participating in any investigation or proceeding that may be conducted or managed by any Government Entity, including by providing documents or other information, or (C) filing a charge or complaint with a Government Entity, provided that in each case, such communications, participation, and disclosures are consistent with applicable law, or (ii) to engage counsel to pursue enforcement and/or interpretation of this Agreement.

Pursuant to the Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation by the Company Group for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. All disclosures and other conduct permitted under this Section 12(b) are herein referred to as “Protected Activities.” Notwithstanding the foregoing, under no circumstance will Executive be authorized to disclose any Confidential and Proprietary Information as to which the Company may assert protections from disclosure under the attorney-client privilege or the attorney work product doctrine, without prior written consent of the Company’s General Counsel or other authorized officer designated by the Company, except to the extent disclosure of such privileged information to a Government Entity is permitted under applicable law, regulation or state attorney conduct rules. Additionally, this Agreement does not interfere with Executive’s right to disclose information regarding Executive’s compensation and benefits to Executive’s spouse, accountants, counsel, financial advisors and lenders with a need to know such information, it being understood that Executive will advise such persons of their confidentiality obligations with respect thereto, and ensure that such persons are bound by obligations of confidentiality reasonably comparable to those imposed in this Agreement.

Nothing in this Agreement, including Executive’s confidentiality and nondisparagement obligations, shall interfere with or limit Executive’s rights under any applicable federal, state, or local laws that cannot be waived by agreement, including but not limited to engaging in whistleblower activities, reporting unlawful conduct, or asserting rights protected under these statutes. Further, nothing in this Agreement shall prohibit Executive from disclosing factual information related to unlawful acts in the workplace, such as discrimination or any other conduct that Executive has reason to believe is unlawful to the following: (i) law enforcement, (ii) the Equal Employment Opportunity Commission, (iii) the New York State Division of Human Rights, (iv) the attorney general, (v) the local commission on human rights, and (vi) an attorney retained by Executive.

(c) Non-Solicitation. Executive agrees that (i) for the period commencing on the Effective Date and ending on the twenty-four (24) month anniversary of the date on which Executive’s employment with the Company is terminated for any reason (such period shall be referred to as the “Non-Solicit Period”), Executive will not, without written consent of the Company directly or indirectly Solicit, recruit, induce or encourage to leave employment or association with the Company or any of its Affiliates (the “Company Group”), or to become employed by, become associated with or consult for, any Person other than the Company Group, or hire, attempt to hire, employ or engage (whether as an employee, consultant, agent, independent contractor, director, equity holder, member, manager, general or limited partner or in any other capacity), any Person who or which is or was employed or engaged by the Company Group at the time of such solicitation, recruitment, inducement, or encouragement or twenty-four (24) month period preceding such activity and with whom Executive had material business contact or dealings during Executive’s employment with the Company Group (each such Person, a “Specified Individual”), or (ii) during the Non-Solicit Period, directly or indirectly induce or encourage any customer, client or supplier of the Company Group to cease to engage the services of the Company Group; provided, however, that (A) the foregoing shall not apply with respect to Executive causing to be placed any general advertisements in newspapers and/or other media of general circulation (including advertisements posted on the Internet or social media) that are not targeted specifically at the Company Group or its respective employees or consultants, provided that in no event shall a Specified Individual be hired or otherwise retained as a result of such general advertisement, in each case, with actual knowledge of Executive and (B) during Executive’s employment, Executive may not engage in the foregoing activities with respect to any Person who was employed or engaged by the Company Group at any time during the Non-Solicit Period. “Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof. “Solicit” shall mean making any direct or indirect communication of any kind, regardless of who initiates it, or engaging in any conduct that in any way invites, advises, encourages, or requests any Person to take or refrain from taking any action.

(d) Non-Competition.

(i) Executive has had and/or will have access to and is familiar with the trade secrets related to the Restricted Business (as defined below) and the Company, and with other Confidential and Proprietary Information concerning the Restricted Business and the Company, including all (A) inventions, technology and research and development related to the Restricted Business and the Company, (B) suppliers, distributors, customers, third party payors, vendors, contractors, or other business relations, including, without limitation lists identifying such Persons, (C) products (including products under development) and services related to the Restricted Business and the Company and related costs and pricing structures, (D) accounting and business methods and practices related to the Restricted Business and the Company, and (E) similar and related Confidential and Proprietary Information and trade secrets related to the Restricted Business and the Company. Executive acknowledges and agrees that the Company would be irreparably damaged if Executive were to directly or indirectly provide services to any Person competing with the Restricted Business or the Company or engaging in a similar business and that such direct or indirect competition by Executive would result in a significant loss of goodwill by the Company.

(ii) In order to protect the Confidential and Proprietary Information and goodwill of the Company and to maintain the value of the Restricted Business and for such other consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, Executive hereby agrees that during the period commencing on the Effective Date and ending on the eighteen (18) month anniversary of the date on which Executive’s employment with the Company is terminated for any reason (the “Non-Compete Period”), Executive will not, directly or indirectly, individually or on behalf of any Person, whether for compensation or otherwise, (A) engage in or assist others in engaging in the Restricted Business in the Restricted Area; (B) have an interest in any Person that engages directly or indirectly in the Restricted Business in any capacity, including as a partner, shareholder, member, lender, employee, principal, agent, trustee or consultant; or (C) interfere with the business relationships (whether formed prior to or after the date of this Agreement) between the Company Group and any client, customer, vendor or supplier of the Company Group. However, the acquisition of up to 1% for passive investment purposes of any class of the outstanding equity, debt securities, or other equity interests of any person, corporation, partnership, or other business entity or enterprise shall not, in and of itself, be construed as a breach of this Section 12(d). “Restricted Business” means the business of developing and operating advanced data centers for high performance computing and/or any other material business or enterprise of the Company Group that occurs during the Term or the Non-Compete Period. “Restricted Area” means anywhere in the United States or in any other market in which the Company Group is engaged, or is actively contemplating becoming engaged, in the Restricted Business during the Non-Compete Period. Notwithstanding the foregoing, nothing herein shall be construed to restrict Executive’s ability to practice law in private practice or in any jurisdiction within the United States that prohibits competitive restrictions imposed on attorneys following a termination or resignation from employment or to result in the violation of any applicable state rules of professional conduct governing the practice of law.

(e) Nondisparagement. Executive agrees that Executive shall refrain from making, directly or indirectly, any disparaging or defamatory comments concerning the Company, any of its Affiliates, or any of the Company’s or its Affiliates’ respective businesses, products or services, or their respective current or former directors, officers, agents, partners, shareholders or employees, either publicly or privately. The Company agrees that its senior executive officers and members of the Board shall refrain from making, directly or indirectly, any disparaging or defamatory comments concerning Executive, either publicly or privately. Notwithstanding the foregoing, any truthful statement made to comply with law or regulation or in any response to questions or other requests for information by any court, arbitrator, mediator or administrative or legislative body with apparent jurisdiction over the applicable parties shall be deemed not to violate the obligations of either party under this provision. Nothing in this Section 12(e) shall interfere with Executive’s ability to engage in Protected Activities as defined in Section 12(b) above or exercise any protected rights to the extent that such rights cannot be waived by agreement.

(f) Inventions.

(i) Executive acknowledges and agrees that all patentable inventions that are made or conceived by Executive, solely or jointly with others, during the Term, either while performing Executive’s duties with the Company or on Executive’s own time, but only insofar as such inventions are related to Executive’s work as an employee or other service provider to the Company (the “Inventions”), shall belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon. Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Company of all Inventions and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company and Executive will surrender them upon the termination of the Term, or upon the Company’s request. Executive hereby assigns to the Company the Inventions and all patents that may be issued thereon in any and all countries, whether prior to, during or subsequent to the Term, together with the right to file, in Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). Executive will, at any time during and subsequent to the Term, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions. Executive will also execute assignments to the Company (or its designee), of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for its benefit, all without additional compensation to Executive from the Company but entirely at the Company’s expense.

(ii) In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright law of the United States, on behalf of the Company, and Executive agrees that the Company will be the sole owner of the Inventions and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity, without any further obligations to Executive. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, Executive hereby irrevocably conveys, transfers and assigns to the Company all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, Executive hereby waives any so-called “moral rights” with respect to the Inventions. Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents that may be issued thereon, including, without limitation, any rights that would otherwise accrue to Executive’s benefit by virtue of Executive being an employee of or other service provider to the Company.

(iii) Subject to Section 12(a) and (d) above, nothing in this Section 12(f) will restrict Executive from use of concepts, ideas or methods that are generally known by others in the industry, nor shall Executive be restricted from using the general know-how or experience obtained during employment with the Company.

(iv) Notwithstanding any other provision in this Section 12(f), “Inventions” shall not include the patents and other assets set forth on Exhibit A hereto. Executive hereby represents and warrants that the patents and other assets owned by Executive set forth on Exhibit A are not related in any way to the Company Group, except as stated therein. Further, “Inventions” shall not include any invention that Executive developed entirely on Executive’s own time without using the Company Group’s equipment, supplies, facilities, or trade secret information, except for those inventions that either relate to the Company Group’s business or actual or demonstrably anticipated research or development or result from any work Executive performance for the Company Group.

(g) Duty of Loyalty. Executive acknowledges and agrees that during the Term, Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act in the best interests of the Company and to do no act that would materially injure the business, interests or reputation of the Company or any member of the Company Group. In keeping with these duties, during the Term, Executive shall make full disclosure to the Company of all business opportunities pertaining to the Company’s business and shall not appropriate for Executive’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.

(h) Relief. The parties hereto further agree that Executive’s expertise in the business of the Company is of a special, unique, unusual, extraordinary, and intellectual character, which gives Executive’s expertise a peculiar value. Consequently, Executive acknowledges and agrees that the Company Group will suffer irreparable harm from a breach of Section 12 by Executive and that money damages or the remedy at law available to the Company Group for breach of Executive’s obligations under this Agreement may be inadequate and will not be a reasonable or adequate remedy for any such breach. Therefore, in addition to any other rights or remedies that the Company Group may have at law or in equity, in the event of a breach or threatened breach of this Agreement, the Company Group shall be entitled to (without limitation) specific performance and/or temporary and permanent injunctive relief in any proceeding that may be brought to enforce any provision of this Agreement, injunctive or other equitable relief (including a restraining order) from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof, in each case, without (i) the necessity of proof of actual damage or adequacy of remedies at law or (ii) being required to post bond or other security. In any action or proceeding arising out of or relating to this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs from the non-prevailing party. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by applicable law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Additionally, in the event of a breach or threatened breach by Executive of Section 12, in addition to all other available legal and equitable rights and remedies, the Company shall have the right to cease making payments, if any, being made pursuant to Section 8(a) hereunder.

(i) Reasonableness. Executive acknowledges that due to the proprietary nature of the business of the Company, Executive’s obligations under this Agreement are reasonable (including as to duration, geographical area and scope) in light of the circumstances as they exist on the date of this Agreement and in the context of the injuries likely to be sustained by the Company Group if Executive were to violate such obligations and are necessary to ensure the preservation, protection and continuity of such business, Confidential and Proprietary Information, trade secrets and goodwill of the Company Group. Executive further acknowledges that this Agreement is made in consideration of and is adequately supported by the agreement of the Company to perform its obligations under this Agreement, which Executive acknowledges constitutes good, valuable and sufficient consideration. Executive acknowledges and agrees that Executive has either reviewed the provisions of this Agreement with Executive’s legal counsel or had the opportunity to do so and willingly declined that opportunity.

(j) Tolling. In the event of any violation of the provisions of this Section 12, Executive acknowledges and agrees that the post-termination restrictions contained in this Section 12 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

13. Cooperation. From and after Executive’s termination of employment, Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder, and assist and advise the Company in any investigation which may be performed by the Company, provided that the Company shall reimburse Executive for Executive’s reasonable costs and expenses and such cooperation shall not unreasonably burden Executive or unreasonably interfere with any subsequent employment that Executive may undertake. In the event Executive is subpoenaed by any person or entity (including, but not limited to, any Government Entity) to give testimony or provide documents (in a deposition, court proceeding, or otherwise), that in any way relates to Executive’s employment by the Company, Executive will give prompt notice of such subpoena to the Company and will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure. Nothing in this Section 13 shall limit Executive’s right to engage in Protected Activities as provided in Section 12(b) above.

14. Clawback. To the extent required by applicable law or regulation, any applicable stock exchange listing standards or any clawback policy adopted by the Company pursuant to any such law, regulation or stock exchange listing standards, or to comport with good corporate governance practices, the Annual Bonus, any severance benefits, any equity award granted under the Stock Incentive Plan, including the One-Time RSU Award, and any other incentive compensation granted to Executive (whether pursuant to this Agreement or otherwise) shall be subject to the provisions of any applicable clawback policies or procedures, which may provide for forfeiture and/or recoupment of such amounts paid or payable under this Agreement or otherwise.

15. Indemnification. With respect to Executive’s acts or failures to act during the Term in Executive’s capacity as a director, officer, employee or agent of the Company, Executive shall be entitled to directors’ and officers’ liability insurance coverage on the same basis as other directors and officers of the Company and indemnification under the Company’s governing documents and bylaws.

16. Miscellaneous.

(a) All notices hereunder, to be effective, shall be in writing and shall be deemed to have been duly given and effective: (i) when delivered in person; (ii) when sent by a nationally recognized overnight courier service (with written confirmation of delivery); (iii) when sent by certified or registered mail, return receipt requested, postage prepaid; or (iv) when transmitted by email, provided that (A) the email is sent to the recipient’s email address listed below (or as updated by written notice), and (B) no automated message is received by the sender indicating that the email was undeliverable or not successfully sent. Any such notice shall be delivered or addressed to the parties at the following addresses (or to such other address or email address as either party may designate by notice to the other in accordance with this Section 16(a)):

If to the Company:

Blockfusion Digital Infrastructure, Inc.

c/o Kant Trivedi, Chief Operating Officer

447 Broadway 2nd Floor #538

New York, NY 10013

Email: kant.trivedi@blockfusion.com

If to Executive:

At Executive’s home address as then shown in the Company’s personnel records, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(b) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is personal to Executive and shall not be assigned by Executive. Any purported assignment by Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. Notwithstanding anything to the contrary in this Agreement, each member of the Company Group are intended third party beneficiaries of the covenants set forth in Section 12 of this Agreement, and the parties agree that each member of the Company Group shall have the right to enforce such covenants.

(c) This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all other agreements, term sheets, offer letters, and drafts thereof, oral or written, between the parties hereto with respect to the subject matter hereof, excluding any restrictive covenants which may remain in force. No promises, statements, understandings, representations or warranties of any kind, whether oral or in writing, express or implied, have been made to Executive by any person or entity to induce Executive to enter into this Agreement other than the express terms set forth herein, and Executive is not relying upon any promises, statements, understandings, representations, or warranties other than those expressly set forth in this Agreement.

(d) No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party charged with waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, unless so provided in the waiver.

(e) If any provisions of this Agreement (or portions thereof) shall, for any reason, be held invalid or unenforceable, such provisions (or portions thereof) shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions of this Agreement (or portions thereof) shall nevertheless be valid, enforceable and of full force and effect. If any court of competent jurisdiction finds that any restriction contained in this Agreement is invalid or unenforceable, then the parties hereto agree that such invalid or unenforceable restriction shall be deemed modified so that it shall be valid and enforceable to the greatest extent permissible under law, and if such restriction cannot be modified so as to make it enforceable or valid, such finding shall not affect the enforceability or validity of any of the other restrictions contained herein.

(f) Executive expressly understands and agrees that although the parties hereto consider the provisions, agreements, obligations and undertakings contained in this Agreement (including the restrictions in Section 12) to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that any provision of this Agreement constitutes an unreasonable or otherwise unenforceable restriction against Executive, such provision shall be rendered void only to the extent that such final judicial determination finds the provision to be unreasonable or otherwise unenforceable with respect to Executive. In this regard, Executive hereby agrees that any court of competent jurisdiction construing this Agreement shall be empowered to reform any portion of the Restricted Area, any prohibited business activity or any time period in order to make the covenants herein binding and enforceable with respect to Executive, and to apply the provisions of this Agreement and to enforce against Executive the remaining portion of the Restricted Area, the remaining business activities, and the remaining time period as such court of competent jurisdiction determines to be reasonable and enforceable. All of the covenants contained in this Agreement shall be construed as an agreement independent of any other provisions in this Agreement, and the existence of any claim or cause of action Executive may have against the Company Group, shall not constitute a defense to the enforcement by the Company Group of such covenants. Moreover, if any provision of this Agreement were determined not to be specifically enforceable, the Company Group shall nevertheless be entitled to seek monetary damages as a result of the breach of such provision by Executive.

(g) This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

(h) The section or paragraph headings or titles herein are for convenience of reference only and shall not be deemed a part of this Agreement. The parties have jointly participated in the drafting of this Agreement, and the rule of construction that a contract shall be construed against the drafter shall not be applied. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.

(i) Notwithstanding anything to the contrary in this Agreement:

(i) The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code and the regulations and authoritative guidance promulgated thereunder to the extent applicable (collectively “Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In no event whatsoever will the Company, any of its Affiliates, or any of their respective directors, officers, agents, attorneys, employees, executives, shareholders, investors, members, managers, trustees, fiduciaries, representatives, principals, accountants, insurers, successors or assigns be liable for any additional tax, interest or penalties that may be imposed on Executive under Section 409A or any damages for failing to comply with Section 409A.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service. If any payment, compensation or other benefit provided to Executive in connection with the termination of Executive’s employment is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is a specified employee as defined in Section 409A(2)(B)(i) of the Code, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of termination or, if earlier, ten (10) business days following Executive’s death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Executive during the period between the date of termination and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(iii) All reimbursements for costs and expenses under this Agreement shall be paid in accordance with the Company’s expense reimbursement policies and procedures, but in no event later than the end of the calendar year following the calendar year in which Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (A) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (B) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(iv) If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v) Notwithstanding any other provision of this Agreement, if any payment or benefit Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a "parachute payment" within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (A) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (B) the largest portion, up to and including the total, of the Payment, whichever amount (A) or (B), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive's receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in the Payment is required pursuant to the preceding sentence, the reduction shall occur in the following order: (1) reduction of cash payments, in reverse chronological order; (2) cancellation of accelerated vesting of equity awards, in reverse chronological order; and (3) reduction of other benefits paid to Executive, in reverse chronological order. All determinations required to be made under this Section shall be made by the Company’s independent registered public accounting firm or such other nationally recognized accounting firm as may be designated by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(j) This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule. Executive expressly consents to the personal and exclusive jurisdiction and venue of the state and federal courts located in Delaware for any proceeding relating to or arising in any way from this Agreement.

(k) AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY TO THE FULLEST EXTENT PERMITTED BY LAW IN ANY PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT.

(l) Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive on and after the Effective Date, enforceable in accordance with its terms. Executive hereby acknowledges and represents that Executive has had the opportunity to consult with independent legal counsel or other advisor of Executive’s choice and has done so regarding Executive’s rights and obligations under this Agreement, that Executive is entering into this Agreement knowingly, voluntarily, and of Executive’s own free will, that Executive is relying on Executive’s own judgment in doing so, and that Executive fully understands the terms and conditions contained herein.

(m) The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

(n) The covenants and obligations of the Company and Executive under Sections 8, 9, 10, 11, 12, 13, 14, 15, and 16 hereof, shall continue and survive termination of Executive’s employment and any termination of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Blockfusion Digital Infrastructure, Inc.

By:	/s/ Kant Trivedi
Name:	Kant Trivedi
Title:	Authorized Signatory

EXECUTIVE

/s/ Robert Scott
Robert Scott

EXHIBIT A

EXCLUDED INVENTIONS

I have no inventions.

The following is a complete list of all Inventions relative to the subject matter of my employment with the Company that have been created by me, alone or jointly with others, prior to the Effective Date, which might relate to the Company Group’s present business:

Additional sheets attached.

Executive Signature:	Date:

Exhibit A-1